Exhibit 10.2

Kevin A. Lobo

Chair and CEO

January 27, 2025

Preston Wells

Subj: Promotion and Compensation Changes

Dear Preston,

It is with pleasure that I confirm your promotion to Vice President, Chief Financial Officer, effective April 1, 2025. A summary of the compensation package related to your new role is as follows:

Annualized Base Salary and Bonus Target

•	Your annualized Base Salary will increase to $725,000.

•	This pay increase will be effective April 1, 2025.

•	Your annualized Bonus Target will be $616,250 (85% of your annualized Base Salary). Your bonus in 2025 will be prorated based on the effective date of this position change.

•	You are scheduled to receive a performance review in February 2026, and you are eligible for a merit increase in March 2026 based upon your performance. Subsequent reviews will be conducted annually.

2025 Stock Award

•

A recommendation will be made that the Compensation and Human Capital Committee of the Board approve an award to you of stock options and performance stock units (PSUs) under Stryker’s Long-Term Incentive Plan in February 2025. The target amount granted to you under this recommendation will be approximately $3,000,000 in award date value, comprised of 60% in PSUs and 40% in stock options. Except as otherwise provided in the Terms and Conditions, stock options would have a ten-year term and vest as to 20% of the underlying shares on each of the first five anniversary dates of the grant date. Vesting of any PSUs occurs on March 21 of the year following the three-year performance cycle, with the amount of shares earned subject to the achievement of pre-established performance goals.

As you already work for Stryker, you understand that by accepting this position, other provisions of your employment relationship with Stryker will continue in effect, meaning that you agree to abide by the requirements and guidelines set forth in Stryker’s Code of Conduct and other policies (including but not limited to guidelines concerning Conflicts of Interest), Stryker’s Employee Handbook and the terms of Stryker’s Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement that you signed. You also acknowledge that you are aware of Stryker’s at-will employment relationship with you.

Congratulations on your new role. I look forward to your future contributions toward positioning Stryker for success.

Sincerely,

/s/ Kevin A. Lobo
Kevin A. Lobo
Chair and Chief Executive Officer

I accept this offer of employment with Stryker and agree to the terms and conditions outlined in this letter:

/s/ Preston Wells
Preston Wells

1/27/2025 Date